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                                                                    Exhibit 99.1


    Standard Automotive Corporation Announces Receipt of Acceleration Notice
                         under Senior Secured Facility

NEW YORK--(BUSINESS WIRE)--August 1, 2001--Standard Automotive Corporation (AMEX: AJX - news) today announced that it had received an acceleration notice from PNC Bank, National Association, the administrative agent under Standard's senior secured credit facility, terminating the commitments to make loans under the facility and declaring all amounts due under the facility, approximately $91 million at June 30, 2001, excluding costs and legal fees, to be immediately due and payable. Standard has been in default of certain financial covenants under the credit facility since December 2000. In addition, Standard failed to make scheduled interest and principal payments totaling approximately $2.8 million and $4.2 million under the credit facility on March 31, 2001 and July 2, 2001, respectively, which constituted additional events of default thereunder. From May 21, 2001 to July 17, 2001, Standard and the bank lenders under the credit facility had been operating under the terms of a forbearance agreement pursuant to which the banks had agreed to refrain from exercising their remedies under the credit facility until such date. During the forebearance period, and since then, Standard has been engaged in efforts to obtain additional financing to facilitate a restructuring of Standard's existing indebtedness.

The credit facility is secured by substantially all of Standard's assets, including bank accounts and receivables. According to the notice of acceleration, if the amounts due are not paid by today, the administrative agent and the banks under the credit facility reserve their rights without further notice to exercise all of their rights and remedies under the credit facility documents, including but not limited to collecting receivables owed to Standard and its subsidiaries directly from the parties owing such amounts, taking control of and voting and managing all or part of the pledged stock of Standard's subsidiaries and instituting suit, including foreclosure actions, to collect the debt as well as costs and legal fees. In the event that the banks were to take the foregoing actions, Standard's ability to operate its business would be severely impaired and, in all likelihood, Standard would be required to seek protection from its creditors to continue its operations, which could involve Standard filing for bankruptcy protection in the United States and possibly Canada and Mexico where Standard has operations.

Standard Automotive Corporation is a diversified company with production facilities located throughout the United States, Canada, and Mexico. Standard manufactures precision products for the aerospace, nuclear, industrial and defense markets; it designs and builds remotely operated systems used in contaminated waste cleanup; it designs and manufacturers trailer chassis used in transporting maritime and railroad shipping containers; and it builds a broad line of specialized dump truck bodies, dump trailers, and related products. Through its Providence Group, Standard provides engineering professional services to both government and commercial industry.

This release contains certain forward-looking statements, which involve known and unknown risks, uncertainties, and other factors not under the Company's control, which may cause actual results, performance, and achievements of the Company to be materially different from the results, performance or expectations of the Company. These factors may include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001.

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Contact:

  Investor Relations
  Standard Automotive Corporation
  212/286-1300